Exhibit 99.1

Co-Diagnostics, Inc. to Participate in the Lytham

Partners Fall 2025 Investor Conference on

September 30

Salt Lake City, Utah – September 30, 2025 – Co-Diagnostics, Inc. (Nasdaq: CODX) (the “Company” or “Co-Dx”), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, announced today that it will be participating in a webcast presentation and hosting one-on-one meetings with institutional investors at the Lytham Partners Fall 2025 Investor Conference, taking place virtually on Tuesday, September 30, 2025.

Company Webcast

The Company presentation will take place today at 4:15 p.m. ET, and can be accessed by visiting the conference home page at https://lythampartners.com/fall2025/ or directly at https://app.webinar.net/bwLr50QqD7v. The webcast will also be available for replay following the event. The slide deck used in the presentation can be found on https://ir.co-dx.com/.

1x1 Meetings

Management will be participating in virtual one-on-one meetings throughout the event. To arrange a meeting with management, please contact Lytham Partners at 1x1@lythampartners.com or register for the event at https://lythampartners.com/fall2025invreg/.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets state-of-the-art diagnostics technologies. The Company’s technologies are utilized for tests that are designed to detect and/or analyze nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests for its Co-Dx PCR at-home and point-of-care platform (subject to regulatory review and not currently for sale) to identify genetic markers for use in applications other than infectious disease.

Company Contact: Andrew Benson	Media Contact: Jennifer Webb
Head of Investor Relations +1.801.438.1036	ColtrinMethod PR jcoltrin@coltrinmethodpr.com
investors@codiagnostics.com